As filed with the Securities and Exchange Commission on August 10, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement Under the Securities Act of 1933

ALTON VENTURES, INC.
(Name of small business issuer in its charter)

Nevada	1040	68-0542002
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Alton Ventures, Inc. 12880 Railway Avenue, Unit 35, Richmond, B.C. Canada V7E 6G4 telephone: (604) 275-6519 fax: (604) 275-6301	Brian McDonald, Esq. 5781 Cranley Drive West Vancouver, B.C. Canada V7W 1T1 telephone: (604) 925-3099 fax: (604) 925-9613
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

Approximate Date Of Commencement Of Proposed Sale To The Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Dollar Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee [1]
Common Stock	$120,000	$0.10	$120,000	$15.20

[1]
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price of $0.10 was arbitrarily determined.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This registration statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

Alton Ventures, Inc.
Shares of Common Stock
800,000 minimum – 1,200,000 maximum shares to be offered

Prior to this offering, there has been no public market for the common stock.

We are offering a minimum of 800,000 shares and a maximum of 1,200,000 shares of common stock on a best efforts basis. The offering price is $0.10 per share.

The minimum number of shares that we have to sell is 800,000 shares. There will be no escrow account. All subscriptions will be held until such time as the minimum subscription level has been reached. Thereafter, all funds received to that date and any subsequent subscriptions received from the offering will immediately be used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose. There are no minimum share purchase requirements for individual investors.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer.

Investing in the common stock involves certain risks. See "Risk Factors" starting at page 7.

Price Per Share	Aggregate Offering Price		Net Proceeds to Alton *
	Minimum	Maximum	Minimum	Maximum
Common stock offered by Alton - $0.10	$80,000	$120,000	$60,000	$100,000

* $20,000 of the gross proceeds will be used to pay the costs of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

There are no minimum share purchase requirements for individual investors.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities & Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 03, 2004.

Summary of Prospectus

This summary provides an overview of selected information contained in this prospectus. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Summary Information about Alton Ventures, Inc.

We were incorporated in the State of Nevada as a profit company on September 06, 2001 and established a fiscal year end of June 30. We are a start-up, exploration stage company engaged in the search for gold and related minerals. There is no assurance that a commercially viable mineral deposit, a reserve, exists on our claim or can be shown to exist until sufficient and appropriate exploration is done and a comprehensive evaluation of such work concludes economic and legal feasibility. Our sole holding is an option agreement to acquire, through a three-phase exploration program, a mineral property in northwestern Ontario, Canada consisting of one mineral claim. We have no property other than an option to acquire the claim. To the date of this prospectus, we have spent nil, $0.00, on research and exploration. We have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable and we have no intention of entering into a merger or acquisition within the next twelve months.

Our administrative office is located at 12880 Railway Avenue, Unit No. 35, Richmond, British Columbia, Canada V7E 6G4, telephone (604) 275-6519 and our registered statutory office is located at 251 Jeanell Drive, No. 3, Carson City, Nevada 89703. Our fiscal year end is June 30.

As of June 30, 2004, the end of the most recent fiscal period, Alton had raised $10,000 through the sale of common stock and expended $18,621 in initial start-up expenses plus an additional $3,750 in contributed costs for gross expenditures of $22,371. To the date of this prospectus we have not yet generated or realized any revenues from our business operations. The following financial information summarizes the more complete historical financial information as indicated on the audited financial statements of Alton filed with this prospectus.

Balance Sheet	As of June 30, 2004
Total Assets	$22,849
Total Liabilities	$31,653
Shareholder’s Equity	($8,804)

Operating Data	September 06, 2001 (inception) through June 30, 2004
Revenue	$0
Total Expenses	$22,371
Net Loss	($22,371)
Net Loss Per Share	($0.0022)

The Offering

The following is a brief summary of this offering.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will any of the officers and directors register as a broker-dealer We have no intention of inviting broker-dealer participation in this offering. We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Securities being offered – common stock	800,000 shares minimum and up to a maximum of 1,200,000 shares of common stock
Offering price per share	$0.10 per share
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to Alton	Approximately $60,000 minimum and up to $100,000 maximum.
Use of proceeds	We will use the proceeds to pay for offering expenses, exploration, repayment of a loan by an officer and working capital. See “Use of Proceeds”.
Number of shares outstanding before the offering	10,000,000
Number of shares outstanding after the offering	10,800,000 minimum and 11,200,000 maximum.

Risk Factors

Glossary of Mining Terms

The following terms used in this registration statement, have the meanings specified below:

Development
Preparation of a mineral deposit for commercial production, including installation of plant and machinery and the construction of all related facilities. The development of a mineral deposit can only be made after a commercially viable mineral deposit, a reserve, has been appropriately evaluated as economically and legally feasible.

Diamond drill
A type of rotary drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water is pumped to the cutting face. The drill cuts a core of rock, which is recovered in long cylindrical sections an inch or more in diametre.

Exploration	The prospecting, trenching, mapping, sampling, geochemistry, geophysics, diamond drilling and other work involved in searching for mineral bodies.
Mineral	A naturally occurring inorganic element or compound having an orderly internal structure and characteristic chemical composition, crystal form and physical properties.
Mineral Reserve	A mineral reserve is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.
Mineralization	Rock containing an undetermined amount of minerals or metals.
Oxide
Mineralized rock in which some of the original minerals, usually sulphide, have been oxidized. Oxidation tends to make the mineral more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

Waste	Material that is too low in grade to be mined and milled at a profit.

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Alton contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with Alton Ventures, Inc.

1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any further money to us, it is likely we will not be able to achieve our objectives and will have to cease operations unless we raise a minimum of $80,000, gross, from this offering.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, we believe that if we do not raise at least $80,000, gross, from our offering, we will have to suspend or cease operations within twelve months.

2. We lack an operating history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

We were incorporated on September 06, 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $22,371. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to find a profitable mineral property;
  our ability to generate revenues; and
  our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of the claim. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

3. We have no known ore reserves and we cannot guarantee we will find any gold mineralization or if we find gold mineralization that it will be in economic quantities. If we fail to find any gold mineralization or if we are unable to find gold mineralization in economic quantities, we will have to cease operations.

We have no known ore reserves. Even if we find gold mineralization we cannot guarantee that any gold mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.

4. Even if this offering is fully subscribed, we will need additional financing to fully implement our three-phase exploration plan and if we fail to obtain additional funding we will not be able to continue our operations and will go out of business.

If this offering is fully subscribed, Alton will receive $100,000, net, for its exploration program and operations. Because the anticipated cost of the three-phase exploration program is $137,000, we will have to raise additional financing to complete our exploration of the claim. Even if the first phase of our exploration program is favourable there is no guarantee that we will be able to raise any additional capital in order to finance the second or third phases.

5. We require substantial funds merely to determine if commercial mineral deposits exist on our property.

Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our operations on these exploration properties will involve the consideration and evaluation of several significant factors including, but not limited to:

  Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities;
  Availability and costs of financing;
  Ongoing costs of production;
  Market prices for the minerals to be produced;
  Environmental compliance regulations and restraints; and
  Political climate and/or governmental regulation and control.

6. Weather interruptions may affect our ability to execute our proposed exploration program. If we are unable to execute our proposed exploration program will have to cease operations.

The mining claim we intend to explore are located in the northwestern part of Ontario and is accessed by a gravel road. Field work is possible year round with access restricted during winter freeze-up and spring thaw. Failure to conduct our exploration activities in a timely manner may affect our ability to raise funds necessary to continue our business operations. If the exploration work is not completed within a specific time frame as set out in the option agreement, we would forfeit the option and be forced to suspend operations.

7. Title to the claim is registered in the name of another person. Failure of Alton to obtain good title to the claim will result in Alton having to cease operations.

Title to the mining claim we intend to explore is not held in our name. Title to the claim is recorded in the name of Richard T. Heard, an arms-length British Columbia resident. In the event Mr. Heard were to grant another person a deed of ownership which was subsequently registered prior to our deed, the third party would obtain good title and we would have nothing. Similarly, if Mr. Heard were to grant an option to another party, that party would be able to enter the claim, carry out certain work commitments and earn right and title to the claim and we would have little recourse as we would be harmed, will not own any property and would have to cease operations. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Mr. Heard in the situations described, there is a question as to whether that recourse would have specific value.

8. Currently Alton has no right to the claim. In order to exercise its rights under the option agreement we must incur certain exploration costs and make royalty payments. Failure by

Alton to incur the exploration expenditures or to make the royalty payments will result in forfeiture of our right to purchase the claim and will result in our having to cease operations.

Under the terms of an option agreement, Alton has the right to acquire title to the claim upon incurring exploration expenses on the claim of a minimum of $18,750 by June 30, 2005, incurring additional exploration expenses in the amount of $37,500 by June 30, 2006, incurring further exploration expenses in the amount of $75,000 by June 30, 2007 and making annual advance on royalty payments in the amount of $37,500 commencing January 1, 2008. Failure by Alton to make any of the payments or failure to incur the required exploration expenses will result in the loss of the option to acquire the claim. Should we lose the option to purchase the claim, Alton will have to cease operations.

9. If we decide not to complete phases II or III of our exploration program after completing phases I or II or should we decide following Phase III that further exploration is not feasible we will have to cease operations and will go out of business.

Alton’s exploration plan consists of three phases. Commencement of the second phase is dependent on the favourable completion of the first phase and sufficient funding for phase II. Similarly, commencement of the third phase is dependent on the favourable completion of the second phase and sufficient funding for phase III. Should Alton, for any reason, decide not to proceed with phase II or III of the exploration program, we will have to cease operations.

It will be necessary to analyze the data following each of the phases of the exploration program and come to a decision that further work is, or is not, warranted and that such work is likely, or not likely, to add value to the claim prior to any decision being made as to proceeding to the next phase. In the event that the engineer who supervises the phase I program recommends in his written report, based on his evaluation of the results, that the claim lacks merit and no further value would be obtained by proceeding with phase II, then a decision to not proceed with phase II would be made. Such a decision would not be made arbitrarily by management. Similarly, in the event that the engineer who supervises the phase II program recommends in his written report, based on his evaluation of the results, that the claim lacks merit and no further value would be obtained by proceeding with phase III, then a decision to not proceed with phase III would be made.

10. Management will devote only a limited amount of time to Alton’s business. Failure of our management to devote a sufficient amount of time to our business operations will adversely affect the success of our business.

Because Mr. Doutaz, our President and CEO, will be devoting only 15% of his time and Mr. Hutchison, our Secretary, Treasurer and CFO will be devoting only approximately 5% of his time, approximately 9 and 3 hours per week respectively, to our operations our business may suffer. As a result, exploration of our claim may be periodically interrupted or suspended. Interruptions to, or suspension of, our exploration program will cause us to cease operations.

Risks Associated with this Offering:

1. Because Alton’s existing shareholders are risking a small amount of capital, while you are risking up to $120,000, if our business fails you will absorb most of our loss.

Our existing shareholders will receive a substantial benefit from your investment. You, on the other hand, will be providing almost all of the capital necessary for our exploration program. As a result, if we cease operations for any reason, you will lose your investment of up to $120,000 while our existing shareholders will only lose $10,000.

2. Because there is no public trading market for our common stock, you may not be able to resell your stock. Even if a market does develop there is no guarantee that you will be able to sell your stock for the same amount you originally paid for it.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

3. Although there is a minimum number of shares that must be sold, we will not refund any money to you if we don’t raise enough money to complete exploration yet raise in excess of the minimum subscription. If we fail to start or complete our exploration program it is unlikely we will be able to raise additional financing and we will cease operations.

There is a minimum number of 800,000 shares that must be sold in this offering. Any money we receive will be immediately appropriated by us if we sell in excess of the minimum subscription level of 800,000 shares. We may not raise enough money to complete exploration. No money will be refunded to you if we sell the minimum of 800,000 shares. If we sell less than the minimum of 800,000 shares, all of the subscribed for funds will be fully refunded. There are no minimum share purchase requirements for individual investors.

4. After the offering, existing shareholders will still be able to elect all of our directors and control our operations. Investors may find that the decisions of our directors are inconsistent with the best interest of subscribers to this offering.

Even if we sell all 1,200,000 shares of common stock in this offering, our current shareholders will still own 10,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, current shareholders will be able to elect all of our directors and control our operations. Current shareholders may elect directors who may undertake actions that are in the interests of the existing shareholders and be to the detriment of new investors. For example, this could occur in the event of a dilution as there are no pro-rata offering restrictions in our Articles or Bylaws.

Cautionary Statement Regarding Forward-Looking Statements

Some discussions in this prospectus may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements relate to future events or future financial performance. A number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us in this prospectus. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words which, by their nature, refer to future events.

In some cases, you can also identify forward-looking statements by terminology such as “may”, “will”, “should”, “plans”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning on page 7, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the “Business” section beginning on page 30. the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section beginning on page 33 and as well as those discussed elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

As used in this registration statement, the terms “we”, “us”, “our”, and “Alton” mean Alton Ventures, Inc., unless otherwise indicated.

Alton is an exploration stage company. There is no assurance that commercially viable mineral deposits exist on the claim that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the claim is determined.

Foreign Currency and Exchange Rates

Our optioned mineral claim is located in Ontario, Canada and costs expressed in the geological report on the claim are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to CA $1.33 or CA $1.00 being approximately equal to US $0.75 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

Use of Proceeds

Our offering is being made on an 800,000 share minimum and 1,200,000 share maximum basis. The net proceeds to us from the sale of up to 1,200,000 shares offered at a public offering price of $0.10 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $20,000 for legal, accounting, printing and other costs in connection with this offering.

We have set a minimum 800,000 share sales amount based on an arbitrary management decision. We are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we will carry on to the work required in the next phase; therefore, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the claim. It is possible that we could cease further exploration after the expenditure of $19,500 with the completion of phase I and unfavourable results.

The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth.

Percent of total shares offered	66.6% (min)	83.3%	100% (max)
Shares sold	800,000	1,000,000	1,200,000
	$	$	$
Gross proceeds from offering	80,000	100,000	120,000
Less offering expenses	20,000	20,000	20,000
Net offering proceeds	60,000	80,000	100,000

Use of net proceeds
Phase I exploration
Wages & fees	6,000	6,000	6,000
Grid materials and supplies	600	600	600
Electromagnetic survey	1,500	1,500	1,500
Sample analysis & assays	750	750	750
Camp and transportation	1,500	1,500	1,500
Diamond drilling	7,650	7,650	7,650
Contingencies	1,500	1,500	1,500
Sub-total – Phase I expenses	19,500	19,500	19,500

Repay shareholders loan	25,000	25,000	25,000

Working capital
Regulatory costs (EDGAR, etc.)	1,500	1,500	1,500
Legal	1,500	1,500	1,500
Accounting	4,000	4,000	4,000
Other – office & miscellaneous	6,000	6,000	6,000
Capital costs for funding phase II	2,500	20,000	20,000
Reserve for phase II (unallocated)	0	2,500	22,500
Sub-total for working capital	15,500	35,500	55,500

Total Use of Proceeds	60,000	80,000	100,000

* Our unallocated working capital at June 30, 2004 was ($8,804).

The net proceeds from this offering may be as much as $100,000, assuming all shares are sold, which we can't guarantee, after deducting $20,000 for estimated offering expenses including legal and accounting fees. We will use the proceeds for exploration, the repayment of a loan made by a director and working capital. Working capital includes future general operating expenses and costs such as accounting and filing costs associated with keeping Alton in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for phase II, if warranted. We expect to spend between $19,500, based on completing only the first phase of a three-phase exploration program, and $136,500 to fully complete our exploration activities. Therefore, our exploration expenditures could vary from $19,500 to $136,500 depending upon what we encounter in the exploration process and how far we progress on the scheduled three-phase exploration program which sums are based on the geological report on the claim and are a reflection of local costs for the specified type of work.

If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

Our current plans, predicated on raising at least $60,000, net, accomplished by the sale of the minimum of 800,000 shares of the offering as noted in the preceding table, calls for the completion of phase I only at a cost of $19,500. If phase I is not favourable, we will terminate the option on the claim and cease operations. If phase I is favourable we would then proceed to phase II at an estimated cost of $42,000, which cost is, again, a reflection of local costs for the type of work program planned. We will proceed to phase II only if we are also successful in being able to secure the capital funding required to complete phase II specifically. If phase II is not favourable, we will terminate the option on the claim and cease operations. Similarly, if phase II is favourable we would then proceed to phase III at an estimated cost of $75,000. We will proceed to phase III only if we are also successful in being able to secure the capital funding required to complete phase III specifically. Therefore, we are expecting to expend $19,500 on phase I, if and only if, we are able to raise at least $60,000, net, the minimum subscription level. If we are successful in raising further capital in the future and the results of each phase of the exploration program is favourable we may spend as much as $136,500 provided that results at the completion of each of phases I, and II are favourable and decisions are made to proceed to the next phase.

The use of the net proceeds table above describes the expenses that will be incurred in association with phase I of the projected exploration program. Phase II of the exploration program will not be implemented until the success of phase I has been evaluated to determine whether further exploration work is warranted. For this reason we will retain as working capital any sums not utilized in phase I until further financing is obtained for phase II assuming further exploration work is warranted.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. The required exploration work for the projected initial three-phase program may cost up to $136,500, provided that results are favourable, decisions are made and financing is available to complete each phase of the work program. Further work must then be carried out to determine the extent of the gold mineralization, if any, and whether it might be economically viable to mine over the long term. Therefore, costs of exploration are not limited to the initially described three-phase exploration program.

Assuming minerals are found that would indicate long term exploration of the claim was warranted, we are a junior resource company without the necessary financial resources or contacts to be able to bring the claim through the exploration stage. We would then be required to locate working partnerships with other mineral exploration companies and have them contribute financially to the exploration and development plans. In the long term, we could look to sell the claim to a major resource development company with the intention of keeping a small carried interest in the claim or we could sell our interest in the claim for cash and shares.

We will not be able to conduct meaningful exploration activities unless the minimum offering of 800,000 shares is sold. In addition, unless the minimum offering is sold, most of our paid in capital will have been utilized to pay the expenses of this offering. It is possible that no proceeds may be raised from this offering. If less than the minimum number of shares are sold, we will have to delay or modify our plan. There can be no assurance that any delay or modification will not adversely affect our progress. If we require additional funds, as noted above, in order to develop our plan, such funds may not be available on terms acceptable to us.

Any funds not used for the purposes indicated will be used for general working capital. If less than the entire offering is completed, funds will be applied according to the priorities outlined above. For example, if only the minimum of $60,000, net, is received, the entire amount will be applied toward the exploration program, costs of this offering, repayment of the existing loan as made by one of our directors as well as quarterly and annual reports required under the Securities Exchange Act of 1934.

Working capital includes the cost of our office operations such as telephone, printing, faxing, the use of secretarial services and administrative expenses like office supplies, postage and delivery charges. It also includes future general operating expenses and costs such as accounting and filing costs associated with keeping Alton in good standing with the appropriate regulatory authorities as well as costs associated with raising additional capital for phase II, if warranted. Currently, we do not pay rent as Mr. Doutaz provides office space to us at no cost.

Our offering expenses are comprised of SEC and EDGAR filing fees, legal and accounting expenses, printing and transfer agent fees and any necessary state registration fees. The officers and directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner set forth above. No material amount of the proceeds are to be used to acquire assets or finance the acquisition of other businesses. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

Determination of the Offering Price

There has been no public market for the common shares of Alton. The offering price should not be regarded as an indicator of the future market price of the securities.

The price of the shares we are offering was arbitrarily determined in order for us to raise a minimum of $80,000, gross, and a maximum of $120,000, gross, in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

  our lack of operating history;
  the proceeds to be raised by the offering;
  the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders, and;
  our relative cash requirements; see “Plan of Distribution” beginning on page 18.

Dilution of the Price You Pay for Your Shares

“Dilution” represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. “Net tangible book value” is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Because we have arbitrarily set the price higher than the book value of the existing shares, the book value of all the shares after the distribution of shares pursuant to this offering will be lower than the price of the shares pursuant to this offering. Dilution of the value of the shares you purchase is a result of the lower book value of the shares held by our existing shareholders.

Our net book value prior to the offering, based on our June 30, 2004 financial statements was ($8,804) or approximately ($0.0009) per common share. Prior to selling any shares in this offering, we had 10,000,000 shares of common stock outstanding comprised of 5,000,000 shares, at a price of $0.001 per share, which were purchased by the founding shareholder for $5,000 in cash and 5,000,000 shares which were purchased by thirteen (13) arms length individuals for $5,000 in cash, at a price of $0.001 per share.

We are now offering a minimum of 800,000 shares and a maximum of 1,200,000 shares at a price of $0.10 per share. If all the shares being offered are sold, we will have 11,200,000 shares outstanding upon completion of the offering. Our post offering pro forma net book value, which gives effect to the receipt of the net proceeds from the offering on all shares sold but does not take into consideration any other changes in our net tangible book value is reflected in the following dilution table which sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based upon various levels of sales achieved:

Dilution Table

Percent of offering sold		66.6% (Min)	83.3%	100% (Max)
Shares sold		800,000	1,000,000	1,200,000
Public offering price/share		$0.10	$0.10	$0.10
Net tangible book value/share prior to offering		($0.009)	($0.009)	($0.009)
Net proceeds to Alton *		$60,000	$80,000	$100,000
Total shares outstanding		10,800,000	11,000,000	11,200,000
Increase due to new shareholders	Per share	$0.0056	$0.0074	$0.0090
	Total $	$80,000	$100,000	$120,000
Dilution to new shareholders	Per share	$0.0953	$0.0935	$0.0919
	Total $	$76,240	$93,500	$110,280
	%	95.3%	93.5%	91.9%
Post offering net tangible book value per share		$0.0047	$0.0065	$0.0081

*	It is possible that we may not sell the minimum of 800,000 shares, in which case the proceeds to Alton will be $0.00.

Comparative Data

The following table sets forth with respect to existing shareholders and new investors, a comparison of the number of shares of common stock acquired from Alton, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share

	Shares Purchased		Total Consideration		Average
	Number	Percent	Amount	Percent	Price/Share
Founding shareholder
If 66.6% sold (min)	5,000,000	46.3%	$5,000	5.6%	$0.001
If 83.3% sold	5,000,000	45.5%	$5,000	4.5%	$0.001
If 100% sold (max)	5,000,000	44.6%	$5,000	3.8%	$0.001

Existing shareholders
If 66.6% sold (min)	5,000,000	46.3%	$5,000	5.6%	$0.001
If 83.3% sold	5,000,000	45.5%	$5,000	4.5%	$0.001
If 100% sold (max)	5,000,000	44.6%	$5,000	3.8%	$0.001

New shareholders
If 66.6% sold (min)	800,000	7.4%	$80,000	88.8%	$0.10
If 83.3% sold	1,000,000	9.0%	$100,000	91.0%	$0.10
If 100% sold (max)	1,200,000	10.8%	$120,000	92.4%	$0.10

Total
If 66.6% sold (min)	10,800,000	100%	$90,000	100%	$0.0083
If 83.3% sold	11,000,000	100%	$100,000	100%	$0.0100
If 100% sold (max)	11,200,000	100%	$120,000	100%	$0.0121

Upon completion of this offering, assuming all shares are sold, the net tangible book value of the 11,200,000 shares that will then be outstanding will be $91,196, or approximately $0.0081 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $0.0092 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0081 per share.

After completion of this offering, assuming all shares are sold, new shareholders will own approximately 10.8% of the total number of shares then outstanding, shares for which they will have made a cash investment of up to $120,000 or $0.10 per share. Our existing shareholders will own approximately 89.2% of the total number of shares then outstanding, for which they will have made contributions of cash, totaling $10,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing shareholders.

Existing Shareholders	If 66.6% of offer sold (min)	If 100% of offer sold (max)

Price per share	$0.001	$0.001
Net tangible book value before offering	($8,804)	($8,804)
Net tangible book value after offering	$51,196	$91,196
Increase to present shareholders in NTBV/share after offering	$0.0056	$0.0090
Capital contributions	$90,000	$120,000
Number of shares outstanding before the offering	10,000,000	10,000,000
Number of shares after offering held by existing shareholders	10,000,000	10,000,000
Percentage of ownership after offering	92.6%	89.2%

Purchasers of shares in this offering
Price per share	$0.10	$0.10
Dilution per share	$0.0953	$0.0919
Capital contributions	$80,000	$120,000
Number of shares after offering held by public investors	800,000	1,200,000
Percentage of ownership after offering	7.4%	10.8%
Dollar dilution to new investors	$76,240	$110,280

Plan of Distribution, Terms of the Offering

(a)     The Offering will be Sold by Our Officers

We are offering up to a total of 1,200,000 shares of common stock on a best efforts basis, 800,000 shares minimum, 1,200,000 shares maximum. The offering price is $0.10 per share. If we fail to sell the minimum number of shares all subscriptions will be promptly refunded in full. Once the minimum subscription level of 800,000 shares has been reached, all money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so. There is no minimum share purchase requirement for individual investors. Alton’s officers and directors are permitted to purchase shares in the offering in order to reach the minimum offering amount.

We have set a minimum sales amount based on an arbitrary management decision. Because we are operating under a phased-in work program and a decision will be made at the end of each phase as to whether we carry on to the work required in the next phase, if the initial phase, or any subsequent phase, is unfavourable we will cease further work on the claim. It is possible that we could cease further exploration after the expenditure of $19,500 with the completion of phase I and unfavourable results. If it turns out that we have not raised enough money to complete our exploration program, i.e., phases II and III, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

We will sell the shares in this offering through our officers and directors, Brian C. Doutaz and James M. Hutchison. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3(a)4-1. Rule 3(a)4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Both Mr. Doutaz and Mr. Hutchison satisfy the requirements of Rule 3(a)4-1 in that:

1.	None of such persons is subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.
None of such persons is compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	None of such persons is, at the time of his participation, an associated person of a broker-dealer; and
4.
All of such persons meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As Alton’s officers and directors will sell the shares being offered pursuant to this offering, Regulation M prohibits Alton, its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of Alton’s securities pursuant to this offering has ended.

We have no intention of inviting broker-dealer participation in this offering.

We intend to advertise and hold investment meetings in various states where the offering will be registered. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

(b)     Offering Period and Expiration Date

This offering will commence on the effective date of this prospectus, as determined by the Securities & Exchange Commission and continue for a period of 90 days. We may extend the offering for an additional 90 days unless the offering is completed or otherwise terminated by us.

(c)     Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement; and
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Alton Ventures, Inc.”.

Upon receipt, all funds provided to Alton as subscriptions will be held for two days and then promptly deposited into Alton’s account. In the event we are unable to complete the minimum subscription level, all funds will be promptly returned to the subscriber within two days of the decision that the minimum subscription level has not been reached. No interest will be paid on the subscription funds nor will any deductions be made from the deposited funds and the full amount of the subscriber’s investment will be returned to the investor.

The terms of the subscription agreement are as follows:

1.
Each subscriber is to complete, execute and deliver to Alton the subscription agreement. The Board of Directors will review the materials and, if the subscription is accepted, Alton will execute the subscription agreement and return a copy of the materials to the investor with an acknowledgment of the acceptance of the subscription.

2.	Alton shall have the right to accept or reject any subscription, in whole or in part.
3.
Payment for the amount of the shares subscribed for shall be made by delivery of a cheque or wire transfer of available funds to Alton payable to “Alton Ventures, Inc.” at the address set forth. There is a minimum of 800,000 shares which must be sold as a condition precedent to the closing. There are no minimum share purchase requirements for individual investors.

(d)     Right to Reject Subscriptions

Alton maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Legal Proceedings

Alton is not a party to any pending litigation and none is contemplated or threatened.

Directors, Executive Officers, Promoters and Control Persons

(a)     Directors and Executive Officers

Each of our directors is elected by the shareholders to a term of one (1) year and serves until his or her successor is elected and qualified, or until he or she resigns or is removed from office. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office. The board of directors has no nominating or compensation committees.

The name, address, age and position of our present officers and directors are as set forth below:

Name and Address	Age	Position(s)
Brian C. Doutaz 12880 Railway Avenue, No. 35 Richmond, B.C. Canada V7E 6G4	59	President, Chief Executive Officer and a member of the Board of Directors
James M. Hutchison 19158 - 94th Avenue, Unit No. 4 Surrey, B.C. V4N 4X8	46	Secretary, Treasurer, Chief Financial Officer and a member of the Board of Directors

Mr. Doutaz has held his office/position since September 06, 2001, will be spending approximately 15% of his time on the affairs of Alton and is expected to hold the office/position until the next annual meeting of our shareholders. Mr. Hutchison who has held his office/position since October 23, 2001, will be spending approximately 5% of his time on the affairs of Alton and is expected to hold the office/position until the next annual meeting of our shareholders. None of the directors or officers has professional or technical accreditation in the mining business.

Brian C. Doutaz, a director serving as president and chief executive officer is, and has been, a management and business consultant since 1980. He is President, November 1992 to present, of Anina International Capital Corp., a private British Columbia company which was incorporated on November 10, 1988 and which is in the business of providing management and consulting services to development and exploration stage businesses; he has been performing such services with Anina from 1993 to present. Mr. Doutaz also provides compliance services to publicly listed corporations in Canada and the United States and sits on the boards of the following public and private corporations.

Company and jurisdiction	Positions held	Dates of office	Reporting (Y/N)	Trading symbol	Business activity
Adda Resources Ltd. (B.C.)	President & director	August, 1985 to present	Y (Canada)	A.D. (delisted)	Mineral & petroleum exploration
Sterling Group Ventures, Inc. (NV)	President & director	September 13, 2001 to August 6, 2004	Y	SGGV.OB	Mineral exploration
Kidstoysplus.com, Inc. (NV)	Treasurer and director	March 01, 1999 to April 28, 2000	Y	SMLA.OB (formerly KTYP.OB)	Internet retail of children’s products
Reward Enterprises, Inc. (NV)	President and director	May 01, 1999 to October 14, 2001	Y	RWDE.OB	Internet gaming
Blue Hawk Ventures, Inc. (NV)	Secretary and director	May 02, 2002 to present	Y	N/A	Mineral exploration
Paradigm Enterprises, Inc. (NV)	President and director	July 15, 2002 to present	Y	N/A	Mineral exploration

James M. Hutchison is Secretary, Treasurer and Chief Financial Officer and a director of Alton. Mr. Hutchison is President of Precision Injection Molding, Inc., a private British Columbia company which specializes in the injection moulding of thermoplastic components, parts and assemblies to specific and exacting requirements in conjunction with product design and development, which company he started in 1997. Mr. Hutchison also sits on the boards of the following public and private corporations.

Company and jurisdiction	Positions held	Dates of office	Reporting (Y/N)	Trading Symbol	Business Activity
Adda Resources Ltd. (B.C.)	Director	May, 1998 to May, 2001	Y (Canada)	ADA.V (delisted)	Mineral & petroleum exploration
Sterling Group Ventures, Inc. (NV)	Secretary, treasurer and director	September 13, 2001 to January 8, 2004	Y	SGGV.OB	Mineral exploration
Paradigm Enterprises, Inc. (NV)	Secretary, treasurer and director	October 28, 2002 to present	Y	N/A	Mineral exploration

(b)     Conflicts of Interest

We believe that both Mr. Doutaz and Mr. Hutchison will be subject to conflicts of interest. The conflicts arise from their relationships with other public and even private corporations. In the future each will continue to be involved in the mining and petroleum businesses for other entities and such involvement could create a conflict of interests.

In the future, such corporations could begin operating mines and/or we, and other companies of which Messrs. Doutaz and Hutchison may become a member of the board of directors, may participate in the same properties. Joint ventures in acquiring, exploring and mining natural resources are frequent in the industry. Either could be presented mining or other exploration opportunities which would force him to determine which company to offer the project to and from where to seek the appropriate funding. As a result there may be situations which involve a conflict of interest. Mr. Doutaz and Mr. Hutchison, individually, will attempt to avoid dealing with such other companies in such situations where conflicts might arise and will also disclose all such conflicts and will govern himself in respect thereof to the best of his abilities. In any event, it would be incumbent upon him to notify Alton and the other boards of directors that may be involved of the conflict of interest and to abstain from voting on that subject matter.

To ensure that potential conflicts of interest are avoided or declared to Alton and the shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors, on February 09, 2004, adopted a Code of Business Conduct and Ethics. Alton’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Alton and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

(c)     Significant Employees

We have no employees other than for Brian C. Doutaz and James M. Hutchison.

(d)     Family Relationships

There are no family relationships among directors or officers.

(e)     Involvement in Certain Legal Proceedings

During the past five years, none of our officers, directors, promoters or control persons has had any of the following events occur:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;
3.
being subject to any order, judgement or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and/or

4.
being found by a court of competent jurisdiction, in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

(a)     Security Ownership of Certain Beneficial Owners

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner [1] [2]	Amount & Nature of Beneficial Ownership [3]	Percentage of Class
common stock	Brian C. Doutaz 12880 Railway Avenue, No. 35 Richmond, B.C. V7E 6G4	5,000,000 Beneficial Owner	50.0%
	James M. Hutchison 19158 - 94th Avenue, Unit No. 4 Surrey, B.C. V4N 4X8	Nil	0%
All officers, directors and key employees as a group		5,000,000	50.0%

[1]
The persons named above may be deemed to be a “parent” and “promoter” of Alton, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Mr. Doutaz is the only “promoter” of Alton Ventures, Inc.

[2]
The persons named above do not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

[3]	As of June 30, 2004.

(b)     Security Ownership of Management

The following table sets forth the names and addresses of each of our directors and officers, their principal occupations and their respective date of commencement of their term with Alton. All directors and officers hold office until our next annual general meeting of shareholders or until a successor is appointed.

Title of Class	Name and Address of Beneficial Owner [1] [3]	Amount & Nature of Beneficial Ownership [2]	Percentage of Class
common stock	Brian C. Doutaz 12880 Railway Ave., No. 35 Richmond, B.C. V7E 6G4 Management Consultant Officer & director since Sept. 06, 2001	5,000,000	50.0%
	James M. Hutchison 19158 - 94th Ave., Unit No. 4 Surrey, B.C. V4N 4X8 Businessman Officer &director since October 23, 2001	Nil	0%
All officers and directors as a group		5,000,000	50.0%

[1]	As of June 30, 2004
[2]
Common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at the date hereof based upon information furnished to Alton by individual directors and officers. All such shares are held directly.

[3]
The persons named above do not have any specified rights to acquire, within sixty (60) days of the date of this registration statement any options, warrants or rights and no conversion privileges or other similar obligations exist.

The directors, officers and other members of management of Alton, as a group beneficially own, directly or indirectly, 5,000,000 of our common shares, representing 50.0% of the total issued and outstanding securities of Alton as of June 30, 2004.

There are no outstanding stock options.

(c)     Changes in Control

We do not anticipate at this time any changes in control of Alton. There are no arrangements either in place or contemplated which may result in a change of control of Alton. There are no provisions within our Articles or Bylaws that would delay or prevent a change of control.

(d)     Future Sales by Existing Shareholders

As of the date of this prospectus, there are a total of thirteen (13) Shareholders of record holding shares of Alton’s common stock. A total of 10,000,000 shares of common stock were issued to the existing Shareholders, all of which are “restricted securities”, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one (1) year after their acquisition. Because it has been greater than two year since the shares restricted under Rule 144 were acquired, a total of 5,000,000 shares can be sold at this time pursuant to Rule 144. The 5,000,000 shares issued to Mr. Doutaz remain restricted as Mr. Doutaz is an affiliate of Alton.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering. See “Dilution of the Price You Pay for Your Shares”.

Alton does not have any securities that are convertible into common stock. We have not registered any shares for sale by Securityholders under the Securities Act other than as disclosed in this prospectus.

Description of Securities

(a)     Common Shares

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

  have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our board of directors;
  are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
  do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
  are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation and Bylaws which form a part of this registration statement and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

As of June 30, 2004, Alton has issued 10,000,000 common shares for total consideration of $10,000. We issued 5,000,000 shares of common stock through a Section 4(2) exemption in November, 2001 for cash consideration of $5,000. We issued 5,000,000 shares of common stock through a Regulation S offering in November, 2001 for cash consideration of $5,000.

5,000,000 common shares which were issued to Mr. Doutaz are restricted and can only be transferred, mortgaged, pledged or otherwise disposed of under Rule 144 of the Securities Act of 1933. There are no other restricted securities.

The common shares are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or "pari passu", each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered shareholders are entitled to receive a notice of any Alton general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each common share of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of the management of Alton, at the date hereof, Brian C. Doutaz is the only person to exercise control, directly or indirectly, over more than 10% of Alton’s outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management”.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this registration statement, we have not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business.

Stock Transfer Agent

The stock transfer agent for our securities is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119; the telephone number is (702) 361-3033 and the facsimile number is (702) 433-1979.

(b)     Debt Securities

As of the date of this registration statement, Alton does not have any debt securities.

(c)     Stock Options

Alton has no stock option plan for officers, directors, employees or consultants and no options have been issued.

(d)     Warrants

The are no outstanding warrants and no warrants have been issued.

(e)     Restricted Securities

Alton issued 5,000,000 shares to Brian C. Doutaz a price of $0.001 per share for total consideration of $5,000 in November, 2001 which were paid for in cash. Under the Securities Act of 1933, these share can only be re-sold under the provisions of Rule 144.

When a person acquires restricted securities or holds control securities, he or she must find an exemption from the SEC's registration requirements to sell them in the marketplace. Rule 144 allows public resale of restricted and control securities if a number of conditions are met.

Restricted securities are securities acquired in unregistered, private sales from the issuer or from an affiliate of the issuer. Investors typically receive restricted securities through private placement offerings, Regulation D or Regulation S offerings or through employee stock benefit plans, as compensation for professional services, or in exchange for providing “seed money” or start-up capital to a company.

Under Rule 144 a shareholder, including an affiliate of Alton, may sell shares of common stock after at least one year has elapsed since such shares were acquired from Alton or an affiliate of Alton. Rule 144 further restricts the number of shares of common stock which may be sold within any three-month period to the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Alton, and who has not been an affiliate of Alton for 90 days prior to the sale, and who has beneficially owned shares acquired from Alton or an affiliate of Alton for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

Interest of Named Experts and Counsel

No named expert or counsel referred to in the prospectus has any interest in Alton. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Alton or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Alton. An “expert” is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. “Counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities.

Our financial statements for the period from inception to June 30, 2004, included in this prospectus have been audited by Cordovano & Honeck, P.C., 201 Steele Street, Suite 300, Denver, Colorado 80206, as set forth in their report included in this prospectus.

The geological report on the Maun Lake property dated July 17, 2003 was authored by N. C. Carter, Ph.D., P. Eng., 1410 Wende Road, Victoria, B.C. V8P 3T5.

The legal opinion rendered by Jeffrey A. Nichols, Attorneys and Counselors At Law, of 388 Market Street, Suite 500, San Francisco, California 94111 regarding the Common Stock of Alton Ventures, Inc. registered on Form SB-2 is as set forth in their opinion letter dated July 26, 2004 included in this prospectus.

Indemnification of Officers and Directors for Securities Act Liabilities

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Alton is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

    Article XII of our Articles of Incorporation, filed as Exhibit 3.1 to this registration statement;
    Bylaw IX of our Bylaws, filed as Exhibit 3.2 to this registration statement; and
    Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making Alton responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Presently our directors and officers are not covered by liability insurance. However, our Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Alton exists which would affect his liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Business Description

(a)      Corporate Organization and History within Last Five Years

We were incorporated in the State of Nevada on September 06, 2001 as Talon Ventures, Inc. and established a fiscal year end of June 30. On January 15, 2003, our name was changed to Alton Ventures, Inc. by registering a Certificate of Amendment to the Articles of Incorporation with the Nevada Secretary of State. We are a start-up, exploration stage company engaged in the search for gold and related minerals. Our statutory registered agent's office is located at 251 Jeanell Drive, No. 3, Carson City, Nevada 89703 and our business office is located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia V7E 6G4. Our telephone number is (604) 275-6519. We have not had any bankruptcy, receivership or similar proceeding since incorporation. There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation. We have no property other than an option to acquire a certain mineral claim and to the date of this prospectus have not spent any monies on research and development. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable.

(b)      Business Development

On September 25, 2001, we optioned a mineral property containing four mineral claims in the Omenica area of northwestern British Columbia by entering into an Option To Purchase And Royalty Agreement with Mayan Minerals Ltd. on behalf of Angel Jade Mines Ltd., the beneficial owner of the claims, each arms-length British Columbia corporations, to acquire the claim by carrying out certain exploration work on the claim. The option was terminated on December 31, 2002 by Mayan Minerals because we were unable to fund the first phase of the planned three-phase exploration program; therefore we were in default under the option agreement.

On May 07, 2004, we optioned a mineral property containing one mining claim in Ontario, Canada by entering into an Option To Purchase And Royalty Agreement with Richard T. Heard, the beneficial owner of the claim, an arms-length British Columbia resident, to acquire the claim by carrying out certain exploration work on the claim.

Under the terms of the agreement, Mr. Heard granted to Alton the sole and exclusive right to acquire 100 percent of his right, title and interest in the claim, subject to his receiving annual payments and a royalty, in accordance with the terms of the agreement, as follows:

1.	Alton must incur exploration expenditures on the claim of a minimum of $18,750, by June 30, 2005;
2.	Alton must incur exploration expenditures on the claim of a further $37,500, for an aggregate minimum exploration expense of $56,250, by June 30, 2006;
3.	Alton must incur exploration expenditures on the claim of a further $75,000, for an aggregate minimum exploration expense of $131,250, by June 30, 2007; and
4.	Upon exercise of the option, Alton is required to pay to Heard, commencing January 1, 2008, the sum of $37,500 per annum, as prepayment of the net smelter royalty.

If the results of phase I are unfavourable, we will terminate the option agreement and will not be obligated to make any subsequent payments or perform any additional exploration work on the claim. Similarly, if the results of phase II are unfavourable, we will terminate the option and will not be obligated to make any subsequent payments. The same would hold true for the contemplated third phase of the currently recommended three-phase exploration program.

To date we have not performed any work on the claim nor have we spent any money on research and development activities. Information about the claim was presented to Mr. Doutaz for review without any contractual obligations.

The claim is unencumbered and there are no competitive conditions which affect it. Further, there is no insurance covering the claim. We believe that no insurance is necessary since the claim is unimproved and contains no buildings or improvements.

The claim is located on NTS 1:50,000 sheet 42L/07W in the Maun Lake area northwest of Thunder Bay in the province of Ontario. The property consists of one unpatented claim block covering 64 hectares (160 acres). The claim details are shown in the following table:

Claim Name	Tenure Number	Recording Date	Expiry Date
Maun Lake	TB 1196524	July 10, 2003	July 09, 2005

To keep the claim in good standing, such that it does not expire on the date indicated in the preceding, we must begin exploration on or before July 09, 2005 or pay $1,600 to prevent the claim from reverting to the Crown.

It is our intention to incorporate a Canadian subsidiary company and record the deed of ownership in the name of our subsidiary if gold is discovered on the claim and it appears that it would be economically viable to commercially mine.

Alton is an exploration stage company. There is no assurance that a commercially viable mineral deposit exists on the claim that we have under option. Further exploration will be required before an evaluation as to the economic and legal feasibility of the claim is determined. We have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable and have no intention of entering into a merger or acquisition within the next twelve months.

(c)      Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with initial exploration of the claim to determine if there are commercially exploitable deposits of gold. We plan a three-phase exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals, if any, exist on the claim and if any minerals which are found can be economically extracted and profitably processed.

We do not claim to have any ores or reserves whatsoever at this time on our optioned claim.

We anticipate that phase I of the planned geological exploration program on the claim will cost $19,500, which is a reflection of local costs for the specified type of work. We had $22,849 in cash reserves as of June 30, 2004. Accordingly, we will not be able to proceed with the first phase of the exploration program without additional financing.

Phase I may require up to three weeks for the base work and an additional two to three months for analysis, evaluation of the work completed and the preparation of a report and will bear an estimated total cost of $19,500 which is a reflection of local costs for the specified type of work. Costs for phase I are made up of wages, fees, grid materials, transportation, geological and geochemical supplies, diamond drilling, assaying, camp equipment and operation costs. It is our intention to carry the work out in mid 2005, predicated on completion of the offering described in this registration statement. We will assess the results of this program upon receipt of an appropriate engineering or geological report. The cost estimates for this and other phases of the work program are based on local costs for this type of work.

If we are unable to sell any of the securities under this offering, we would be required to suspend operations. We have not entered into any arrangements with creditors for unpaid expenses incurred in undertaking this offering.

Phase II will not be carried out until mid 2006 and will be contingent upon favourable results from phase I and specific recommendations of a professional engineer or geologist based on those results. Favourable results means that an engineer, geologist or other recognized professional states that there is a strong likelihood of value being added to the claim by completing the next phase of exploration, makes a formal written recommendation that we proceed to the next phase of exploration, that a resolution is approved by the Board of Directors indicating such work should proceed and that it is feasible to finance the next phase of the exploration. Phase II will be directed towards diamond drilling and may require up to four weeks work and will cost approximately $42,000 comprised of wages, fees and camp operations, diamond drilling, assays and related. The cost estimate is based on local costs for the specified type of work. A further three months may be required for analysis, evaluation on the work accomplished and the preparation of a report.

Offices

Our offices are located at 12880 Railway Avenue, Unit 35, Richmond, British Columbia V7E 6G4. Currently, these facilities are provided to us by Brian C. Doutaz, a director and president, without charge, but such arrangement may be cancelled at anytime without notice. As our business activities continue, we anticipate we will be required to pay a pro rata share of the rent incurred for the facilities that we occupy. Specific direct expenses incurred such as telephone and secretarial services are charged back to Alton on a periodic basis.

(d)      Reports to Securityholders

As a result of the filing of this registration statement, Alton is obligated to file with the Securities and Exchange Commission certain interim and periodic reports including an annual report containing audited financial statements. We will voluntarily send an annual report, including audited financial statements, only to shareholders who request such.

In addition, under Section 15(d) of the Exchange Act, Alton will be required to electronically file annual (10K-SB), quarterly (10Q-SB) and special reports (8-K), proxy statements (14-C) and other information with the Securities and Exchange Commission through the EDGAR Internet site that contains information regarding issuers that file with the SEC. The SEC website is located at http://www.sec.gov and the EDGAR website is located at http://www.sec.gov/edgar. Further, the public may read and copy materials we file with the SEC at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. Alton does not have an Internet address.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(a)      Plan of Operation

We are a start-up, exploration stage company engaged in the search for gold and related minerals and have not yet generated or realized any revenues from our business operations.

Alton believes it can satisfy its cash requirements through the fiscal year end of June 30, 2005 from a private placement of $10,000 received during November, 2001 and the funds received from this offering. If we fail to complete the offering, even at the minimum subscription level, we will have to cease operations. As of June 30, 2004, we had ($8,804) in working capital.

During the fiscal period July 01, 2004 to August 31, 2005, we plan to concentrate our efforts on the planned phase I exploration program on the claim. If the program is favourable, we will proceed to phase II and commence planning for that work for 2006.

We do not expect any changes or hiring of employees since contracts are given to consultants and sub-contractor specialists in specific fields of expertise for the exploration work. We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment, such as a diamond drill machine, that we will need in order to carry out our exploration operations.

(b)      Management's Discussion, Analysis of Financial Condition and Results of Operations

Our auditors have issued a going concern opinion. This means that they believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on our claim. Our only other source for cash at this time is investments by others in Alton. We must raise cash in order to implement our project and stay in business.

In order to meet our need for cash we are attempting to raise money from this offering. There is no assurance that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied first to costs of this offering, the repayment of an existing loan by one of our officers and then to exploration. If we do not raise all of the money we need from this offering, we will have to find alternative sources, such as a second public offering, a private placement of securities, or additional loans from our officers or others. We have discussed this matter with our officers; however, they have stated that they are unwilling to make any commitment to loan us any further money at this time. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We do not expect to purchase or sell any plant or significant equipment. We intend to lease or rent any equipment such as a diamond drill machine, that we will need in order to carry out our exploration operations. We do not expect a change in our number of employees.

Over the next fifteen months, we intend to complete the first phase of the exploration plan on our optioned claim. The claim was obtained through an option agreement with Richard T. Heard, the beneficial owner of the claim. To date we have not performed any work on the claim.

If our initial exploration efforts are favourable, we intend to proceed with longer term exploration of the claim.

If we raise the minimum of $80,000, gross, in this offering, we believe that we can pay for our offering expenses, repay the outstanding shareholders loan, complete the first phase of the exploration program and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $120,000, gross, but more than the minimum of $80,000, gross, we may have to raise additional funds or we may not be able to continue our proposed business operations involving the completion of phase II, if such is recommended by a competent professional engineer or geologist.

If we are unable to sell the minimum 800,000 shares of the planned offering it will be necessary to utilize existing working capital to fund the cost of this offering. In such an event, we would not have sufficient capital available to fund the phase I exploration program and we would have to suspend operations. We have not entered into any arrangements with creditors for unpaid offering expenses.

Phase I of our plan of operations involves examination of the claim, establishment of a grid, diamond drilling, geological and geochemical analysis. Phase I may take up to 3 months in total, including preparation of a report on the work completed with further recommendations and will cost a budgeted $19,500 based on local costs for the specified type of work. We have not commenced phase I. We anticipate that the proceeds of this offering will be used to pay the costs of the first phase of the exploration plan.

If we are unable to complete any phase of exploration because we don’t have enough money, we will cease operations until we raise additional funds. If we can’t or don’t raise more money, we will cease operations. If we cease operations, we don’t know what we will do and we don’t have any plans to do anything in that event. We have no intention of entering into a merger or acquisition if we cease operations.

The option agreement calls for a second phase of exploration to be carried out in 2006 at a cost of $42,000. If the phase I work program is favourable, additional funding will be required in order to satisfy this and other cash demands on Alton. It is our intention to fund these requirements through additional equity offerings, private placements or loans. In the event we are not able to complete the required funding we will have to suspend operations. In any event, until the results of phase I are known we are not in a position to know whether we will carry on with phase II. If the results of phase I are unfavourable, we will terminate the option and will have no further obligations under the agreement. Similarly, if the results of phase II are unfavourable, we will terminate the option and will not be obligated to make any subsequent payments.

We have limited cash reserves which as of June 30, 2004 totaled $22,849, excluding a reserve for payables. Until we actually commence phase I operations, our monthly cash requirements are minimal. Current working capital can adequately satisfy our cash requirement for the next twelve months excluding any work on our proposed exploration program.

We cannot provide a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success because we have a piece of raw land and we intend to look for gold. We may or may not find any mineralized material.

We will not move on to a subsequent phase of the exploration program until the phase we are working on is completed and the evaluation has been rendered. We will determine when that occurs. We do not have any plans to take Alton from phase I or II or III exploration to revenue generation. This is because we have not yet found anything and it is impossible to project revenue from nothing.

We expect to start exploration operations in mid 2005.

Limited Operating History; Need for Additional Capital

There is no historical financial information about Alton upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development of our claim, and possible cost overruns due to price and cost increases in services. We have no intention of entering into a merger or acquisition within the next twelve months and we have a specific business plan to complete phase I of our exploration program based on the success of this offering and a specific timetable. We have no intention of entering into a merger or acquisition if we cease operations.

To become profitable and competitive, we must conduct exploration of our claim before we commence production of any minerals we may find. We are seeking equity financing in order to provide for the capital required to implement our exploration program.

We have no assurance that future financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

If our initial exploration efforts are favourable, we intend to proceed with longer term exploration of the claim.

If we raise the maximum of $120,000, gross, in this offering, we believe that we can pay for our offering expenses and satisfy our cash requirements without having to raise additional funds for the next twelve months. If we raise less than $120,000, gross, we may have to raise additional financing or we may not be able to continue our proposed business operations.

Results of Operations

From inception on September 06, 2001 to the date of this registration statement, we have not had any operations.

On May 07, 2004, we obtained an option to acquire our first property and are commencing the research and exploration stage of our mining operations on that property at this time.

Since inception, we have used our common stock and a loan from a shareholder who is also a director to raise money for our optioned claim acquisition and for corporate expenses. Net cash provided by financing activities from inception on September 06, 2001 to June 30, 2004 was $10,000, as a result of proceeds received from sales of our common stock. In addition, a director loaned us $25,000 which must be paid back out of the proceeds of the offering. There are no other conditions on the loan and it bears no interest.

Between September 06, 2001 (inception) and June 30, 2004 we expended a total of $22,371 in overall expenses. Included in that total was $1,500 for organizational costs, $2,502 for mineral property acquisition costs, $4,500 for professional services, $3,847 for office costs, $4,623 for travel, meals and business promotion, $1,649 in miscellaneous costs, and $3,750 in contributed expenses with a corresponding credit to additional paid-in capital. During the same period we realized an interest income of $0 which resulted in a net loss of $22,371.

Liquidity and Capital Resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) exemption in November, 2001 for cash consideration of $5,000.

We issued 5,000,000 shares of common stock through a Regulation S offering in November, 2001 for cash consideration of $5,000.

As of June 30, 2004, our total assets were $22,849 and our total liabilities were $31,653.

Description of the Property

(a)      Mining Properties

On May 07, 2004, we optioned a mineral property containing one mining claim in northwestern Ontario, Canada by entering into an option agreement with Richard T. Heard, the beneficial owner of the claim, an arms-length British Columbia resident, to acquire the claim by carrying out certain exploration work on the claim. We can acquire a 100% interest in the claim subject to the expenditure of a total of $131,250 through a three-phase exploration program. In addition, the vendors retain a 3% net smelter royalty. After January 1, 2008 payments of $37,500 per year are to be made as advance royalty to Mr. Heard so long as Alton retains an interest in the claim.

The mineral claim optioned by Alton is located in the Maun Lake area of northwestern Ontario, Canada and is held under option from Richard T. Heard. The claim consists of one claim block and covers 25 hectares (62 acres). The author of the report on the property, N.C. Carter, Ph.D., P. Eng. concludes that the claim is considered to be unexplored for volcanic massive sulphides. He recommends an exploration program be undertaken to systematically evaluate the claim to identify and test targets for sulphide mineralization.

Mr. Carter is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia. He is a graduate of the University of New Brunswick, (1960) and of the Michigan Technological University (1962) and holds a Ph.D. in geology from the University of British Columbia. He and has practiced his profession as an exploration geologist for more than 40 years and as a Professional Engineer for 35 years.

Net smelter returns refers to the net proceeds received by Alton from any smelter or other purchaser from the sale of any ores, concentrates or minerals produced from the claim without encumbrances. The noted payments are advances against that royalty. In the event that we sell or transfer our interest to a third party, that party will assume the obligations under the NSR provision of the option agreement.

Interest in this area was generated in part on information contained in an Ontario Geological Survey release of a multi-element lake sediment geochemical survey undertaken as part of Operation Treasure Hunt in the Nakina - Longlac areas in late 1999 and on known polymetallic, volcanogenic massive sulphides mineralization south of Muriel and Maun Lakes. The claim was selected for acquisition due to its cost, previously recorded surrounding exploration, development and extraction work and because the claim is not located in an environmentally sensitive region.

The claim is located on NTS 1:50,000 sheet 42L/07W in the Maun Lake area northwest of Thunder Bay in the province of Ontario. The property consists of one unpatented claim block covering 25 hectares (62 acres). The individual claim details are shown in the following table:

CLAIM NAME	CLAIM NUMBER	RECORDED HOLDER	EXPIRY DATE DD/MM/YY *	AREA HECTARES	AREA ACRES
Maun Lake	TB 1196524	R.T. Heard	10/07/2005	25	62
		TOTAL (Hectares / Acres)		25	62

*
The expiry date of the lease on the claim will be extended by at least one year through the performance of the planned phase I of the projected exploration program. By completing work on the claim an automatic extension of the expiry date is achieved.

There are no parks or developments that would interfere with exploration for or exploitation of any mineral deposits that might be located on the claim. There are no disputes as to title or liens registered on the claim.

A mining claim is generally described to be that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with local mining laws but is also described to mean a parcel of land which might contain precious metals in the soil or rock. In Ontario, a “two-post” mining claim, where two opposite corners of the boundaries of the claim are physically marked with a survey-type post marked for reference as opposed to simply having an initial single post, is a square plot of land 500 metres by 500 metres. The property consists of one mining claim which in total measures 500 metres (1,640 feet) by 500 metres (1,640 feet) and covers an area of approximately 62 acres or 25 hectares.

The claim was originally staked on July 10, 2003 by Richard T. Heard. Mr. Heard holds the mining rights to the claim which thereby gives him or his designated agent, the rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward. In the event Heard were to grant another deed which is subsequently registered prior to our deed, the third party would obtain good title and we would have nothing.

Heard has granted an option to Alton to allow us to explore, mine and recover any minerals on the claim. As with the preceding, if Heard were to grant an option to another party, that party would be able to enter the claim, carry out certain work commitments and earn right and title to the claim; we would have little recourse as we would be harmed, would not own any claim and would have to cease operations. However, in either event, Heard would be liable to us for monetary damages for breach of the option agreement. The extent of that liability would be for our out of pocket costs for expenditures on the claim, if any, in addition to any lost opportunity costs if the claim proved to be of value in the future. The option agreement does not specifically reference these risks or the recourse provided. Although we would have recourse against Mr. Heard in the situations described, there is a question as to whether that recourse would have specific value.

Under Ontario law, if the ownership of the claim were to be passed to us and the deed of ownership were to be recorded in our name, we would have to pay a minimum of $900 and file other documents since we are a foreign company in Canada. We would also be required to form an Ontario company which would necessitate a board of directors, a majority of which would have to be Ontario residents, and obtain audited financial statements for that company. We have decided that if gold mineralization is discovered on the claim and it appears that it might be economical to remove the gold mineralization, we will record the deed of ownership, pay the additional tax and file as a foreign company or establish a corporate subsidiary in Ontario. The decision to record or not record is ours solely.

In Canada, all lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of our claim, that is the province of Ontario.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. The legislation ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as fee simple owner of crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The claim we have under option is one such acquisition. Accordingly, fee simple title to our claim resides with the Crown. Our optioned claim is a mining lease issued pursuant to the Ontario Mining Act to Mr. Heard. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The claim was selected for acquisition due to its cost, previously recorded surrounding exploration, development and extraction work and because the claim is not located in an environmentally sensitive region.

Information regarding the claim can be determined by reviewing the Ontario government website located at http://www.mci.mndm.gov.on.ca. The website contains a detailed description of the rock formation and mineralization of all staked lands in Ontario. This website database contains a detailed description of the rock formation, mineralization and ownership of all staked lands in Ontario.

Location and Access

The Maun Lake property is 300 kilometres northeast of Thunder Bay and 75 kilometres north of Geraldton in northwest Ontario. More precisely, the property is situated north of Esnagami Lake and east of O’Sullivan Lake some 33 km north-northwest of Nakina which is on the CN Rail main line. Coordinates for the centre of the subject mining claim are 50o 17’ North and 86o 50’ West in NTS map-area 42L/07W.

Nakina is 67 kilometres by paved highway north of the town of Geraldton which is on the northern Trans-Canada highway. Excellent secondary logging roads, including the Maun Road, provide access to the property from either of these communities. From Geraldton, access is via the Nakina Highway a distance of 62 kilometres to Highway 643 (O’Sullivan Lake road) and then 30 kilometres to the Maun Road. A short access road to the mining claim extends north off the Maun Road about 24 kilometres from the O’Sullivan Lake road. Total road distance from Geraldton is approximately 115 kilometres; driving time is 1.5 to 2 hours.

The property is relatively flat with a mean elevation of 1300 feet above sea level. Most of the area has a relief of less than 100 feet. Bedrock is well exposed on most ridges. Gullies, draws and major drainage basins are drift covered. While active logging is underway adjacent to the Maun Road, the claim area remains forest covered with black spruce and lesser poplar. A 1983 forest fire burned most of the higher ground leaving the ridges largely bare. Bedrock is reasonably well exposed throughout the claim area. Low rocky ridges are separated by narrow, swampy areas.

The climate is typical mid latitude continental. Field work is possible year round with access restricted during winter freeze-up and spring thaw.

Previous Work and Exploration History

Public provincial records show a cluster of sulphide showings, 1.5 km southwest of the Holland-Chellew occurrence and within the present mining claim, including the Nakina trench, the Phelps trench, Wet Vein trench and the Wet Vein extension. These were explored by trenching and stripping in the early 1930s. No assays are available.

Claims encompassing 15 square kilometres were held in the area between 1992 and 2000. Work done during this period included geological mapping, surface geophysics, trenching and sampling and limited diamond drilling of EM conductors away from the known showings. These claims lapsed in early 2001 and the current claim was staked July 10, 2003.

Over the years various samples that have been assayed have been taken from the area of the claim and surrounding areas. The majority of the samples, although published by the Ontario Department of Mines for information and review purposes are not available for the purposes of this prospectus.

Geological Setting

The Maun Lake area is within the northern part of the Onaman - Tashota greenstone belt which forms the eastern part of the Wabigoon subprovince. The general area is underlain mainly by pillowed to massive basaltic flows and tuffs with lesser felsic flows and tuffs and metasedimentary rocks. All of the foregoing are intruded by granitic rocks, gabbroic intrusions and some felsic dykes.

The subject mining claim is underlain by an east-northeast, strongly deformed sequence of mafic pillow lavas, flow-banded felsic volcanic rocks and lesser metasediments. Diorite/gabbro dykes and sills are widespread. All of these factors when taken together point to the possibility that copper and gold bearing sulphide mineralization may be found on the claim.

2003 Geological Program

During July, 2003, Mr. Carter undertook a broad based review of the claim for Mr. Heard. Prospecting and sampling was directed to three of the known four trench areas within the mining claim. The Phelps trench was not examined.

The 2003 program included detailed mapping of the Nakina and Wet Vein stripped areas and investigation of the Phelps trench in the southwestern part of the claim. The Wet Vein extension exposure, near the eastern claim boundary, was examined and sampled by the author of the report in 2001.

The Nakina trench area, in the southeastern part of the claim, elongates in a northwesterly direction measuring 75 x 20 metres and exposes an oxidized massive sulphide zone best developed in interflow metasediments and mafic metavolcanic rocks marginal to their contact with felsic metavolcanic rocks which are flow banded in part; all indicators of the possibility of a sulphide deposit and possible gold.

Mineralization consists of fine-grained, massive pyrrhotite-pyrite with streaks of chalcopyrite and some magnetite and sphalerite over observed widths of between 1.4 and 4 metres and a strike length of 35 metres. The sulphide zone trends west-northwest and is vertical to steeply south-dipping. In the central and western trench area, a 16 x 3 metres lens of medium- to coarse-grained, recrystalized limestone within the mafic metavolcanics features garnet-pyroxene skarn pods containing disseminated pyrite and chalcopyrite. Again, good indicators appear that there may be gold in the claim.

The Wet Vein trench area, about 100 metres northwest of the Nakina trench, includes a 65 x 25 metre area which exposes sulphide mineralization. Two lenses of massive, coarse- to fine-grained pyrite and lesser chalcopyrite, measuring 17 x 4-8 metres elongating in northeast and north-northwest directions, are enveloped by stringer and disseminated sulphides. A third, smaller massive sulphide lens occurs along the northern contact

The Wet Vein Extension area, 25 metres east of the western claim boundary features massive sulphide mineralization over a width of 8 metres and a length of 10 metres. The style of mineralization is similar to that seen in the Wet Vein trench 275 metres east. A character sample of the massive pyrite zone returned the following results:

Sample No.	Copper(ppm)	Gold(ppb)	Silver(ppm)	Arsenic(ppm)	Cobalt(ppm)	Zinc(ppm)	Iron(%)	Sulfur(%)
0108561278	199	38	1.7	86	56	25	>15.00	>10.00

The Phelps trench area , situated in the southwestern claim area, consists of two north-south trenches 8 metres apart. These expose massive pyrrhotite-pyrite-chalcopyrite mineralization over widths of between 0.5 and 1.5 metres along an east-west contact on the south. A thin, crystalline limestone unit in the contact area is partially converted to skarn. The style of mineralization here is identical to that seen at the Nakina trench 250 metres northeast. Evidence for the possible continuity of the mineralization between the two areas is supported by the comments of Waddington (1982) who identified sulphide mineralization and crystalline limestone 100 metres west of the Nakina trench. This area was not seen by Mr. Carter.

The report concluded that the two principal zones and styles of exposed massive sulphide mineralization are of different character which may be representative of zoning and present on the Maun Lake property. The Nakina trench mineralization features higher cobalt values and low arsenic; samples from the Wet Vein and Wet Vein Extension trenches are characterized by elevated arsenic values; again, pointers to the possibility of the existence of gold mineralization.

Work on the Property by Alton

Alton has not carried out any exploration on the claim since acquiring the option.

Our Proposed Exploration Program – Plan of Operation

Our business plan is to proceed with the initial exploration of the claim to determine if there are targets of long term interest that may bear further evaluation to determine if sulphides and gold may exist on the claim. Mr. N.C. Carter, Ph.D., P. Eng., authored the “Geological Report On The Maun Lake Property”, dated July 17, 2003, in which he recommended a three-phase exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals, if any, exist on our claim and if any minerals which are found can be economically extracted and profitably processed.

The Maun Lake property and surrounding area is considered to be underexplored for volcanogenic massive sulphide mineralization. Additional detailed mapping is required to gain a better understanding of the structural settings of the sulphide mineralization and surface geophysical surveys are also warranted.

We do not claim to have any ores or reserves whatsoever at this time on our optioned claim.

Detailed mapping is required to gain a better understanding of the structural setting of the sulphide mineralization. It is doubtful that previous, limited diamond drilling was undertaken with the apparent structural complexity and sulphide zoning in mind.

Based on the report, there is a possibility that a massive sulphide deposit may exist on the claim. This potential warrants the following as a first phase of an exploration program:

•	Detailed mapping of the claim is required to gain a better understanding of the structural setting of the sulphide mineralization
•
All existing data should be digitized and maintained in a Global Information System (GIS) database. All data acquired in the future should be of a standard to be entered into the digital database format.

•
Target areas developed from the initial surveys should be further screened by prospecting, detailed till sampling or Mobil Metal Ion soil sampling as necessary. Sampling density may be sufficient to identify drill testable targets directly.

•	Should targets of interest be generated from the above work additional testing by diamond drilling should be undertaken in phase II.

We plan a three-phase exploration program to properly evaluate the potential of the claim. We must conduct exploration to determine what minerals, if any, exist on our claim and if any minerals which are found can be economically extracted and profitably processed. Initially, we will establish a grid and review maps of the results of past geological and geochemical programs; then we will complete an electromagnetic survey of the claim and a small test diamond drilling program.

We anticipate that phase 1 of the geological exploration program will cost approximately $19,500 based on the minimum requirements of the option agreement and the report.

It is our intention to retain the services of Mr. Carter to complete the first phase of the work program prior to commencement of the exploration program in mid 2005. We will assess the results of this program upon receipt of his report. The cost estimates for this and other phases of the work program will be based on the minimum requirements of the option agreement and Mr. Carter’s recommendations and reflect local costs for this type of work.

Phase I will begin by mapping the claim and will allow for digitization and GIS referencing of all existing data on the claim. This will entail taking samples from the claim to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold and other minerals will be made. We will then compare the relative concentrations of minerals in the samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance. The Global Information System (GIS) referencing system will entail the production of a database whereby all previous known work on the claim (based on information filed with public information bodies such as the Ontario Ministry of Northern Development and Mines) is entered into a computer matrix and correlated based on map coordinates. The results of phase I testing will be entered at a later date and will also be correlated to historical data which may allow for certain conclusions as to the best targets and areas to explore on future work programs, i.e. those targets that give the better chances of finding sulphides and gold in deposit.

The laying out of a grid and line cutting involves the physical cutting of the underbrush and overlay to establish an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy. When we map, we essentially generate a drawing of the physical features of the land we are interested in as well as a depiction of what may have been found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not.

Geophysical surveying involves the measurement of various physical properties of the rocks at the site as well as interpreting that information in terms of the structure and nature of the rock. The geologist will take different surface and airborne measurements of the various physical properties of the rocks and interpret the results in terms of what we are seeking. These methods include magnetic, electrical and seismic measurements. Our engineers will then interpret all the data obtained, plot it on the map we have generated and provide their best estimate of the chances of finding gold and what additional efforts we must undertake in a follow-up phase.

Magnetometre and VLF-EM, very low frequency electromagnetic surveys, will be used as an aid to mapping and structural interpretation and may assist in locating mineralization and serve to assist in the delineation of the various physical properties of the rock which can be used as pointers towards whether gold mineralization may be present or not. Anomalies will be evaluated closely and diamond drilled to help in determining their economic potential.

We plan for approximately 600 feet of diamond drilling in the first phase which is an essential component of exploration and aids in the delineation and definition of any deposits. The geophysical work gives a general understanding of the location and extent of mineralization at depths that are unreachable by surface excavations and provides a target for more extensive trenching and core drilling.

Phase I will begin by establishing a base line grid with 25-metre stations and cross lines run every 50 metres for 100 metres each side of the baseline. We will then conduct a ground level electromagnetic survey over the grid with readings taken every 25 metres along the lines followed by approximately 600 feet of diamond drilling over selected target areas based on the results of previous exploration which will be coordinated with the results of the EM survey. We will also do further rock and geochemical sampling of those areas determined by the geological and EM surveys. This will entail taking till, rock and drill core samples from the claim to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of gold, silver, lead and other indicator minerals will be made. We will then compare the relative concentrations of gold, silver, lead and other indicator minerals in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance. We expect the costs of the geophysical work and the diamond drilling to total approximately $19,500. Trenching, drilling and other work done in previously recorded exploration programs will be the guide for the locations of the diamond drilling.

If an apparent mineralized zone is identified and narrowed down to a specific area by the studies, we may then employ minor trenching of the areas. Trenches are generally 100 feet in length and 10 to 20 feet wide. These dimensions allow for a thorough examination of the surface of the vein structure types generally encountered in the area. They also allow easier restoration of the land to its pre-exploration condition when we conclude our operations. Once excavation of a trench is completed, samples are taken and analyzed for economically valuable and other indicator minerals that are known to have occurred in the area. Trench and rock samples as well as diamond drilled samples will be tested for traces of gold, silver, lead, copper, zinc, iron and other minerals; however, our primary focus is the search for gold.

These surveys and drilling may require up to three weeks for the base work and an additional three to four months for analysis, evaluation of the results and the preparation of a report on the work accomplished and will bear an estimated total cost of $19,500 based on the report which is a reflection of local costs for the specified type of work. This cost is made up of wages and fees, grid materials (pickets, paint, flagging etc.), EM survey costs, diamond drilling, geological and geochemical supplies, assaying, camp equipment and operation costs. It is our intention to carry the work out in mid 2005, predicated on completion of the offering described in this document.

If we are unable to sell the minimum number of our securities under this offering, we would be required to suspend our operations and liquidate our company. We have not entered into any arrangements with creditors for unpaid expenses incurred in undertaking this offering.

Phase II will not be carried out until mid 2006 and will be contingent upon favourable results from phase I and any specific recommendations of Mr. Carter. It will be directed towards an expansion of the diamond drilling. The second phase may require up to three weeks work and will cost approximately $42,000 comprised of wages, fees and camp operations, diamond drilling, assays and related. The cost estimate is also based on the report and is a reflection of local costs for the specified type of work. A further three to four months may be required for analysis and the preparation of a report and evaluation on the work accomplished.

Although it may appear that phase II merely continues phase I, such is not entirely the case. The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claim. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a standard procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

Competitive Factors

The gold mining industry is highly fragmented. We are competing with many other exploration companies looking for gold. We are among the smallest exploration companies in existence and are an infinitely small participant in the gold mining business which is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claim. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will likely be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Ontario Mining Act and Regulation. This act sets forth rules for:

  locating claims;
  posting claims;
  working claims; and
  reporting work performed

The Mining Act tells us how and where we can explore for minerals. We must comply with these laws in order to operate our business. The purpose of the law is to assist persons who wish to explore for minerals in Ontario to understand the process whereby exploration activities are permitted and regulated. The law establishes province wide standards for mineral exploration and development activities and also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The law does not apply to certain exploration work we will be conducting; specifically, work that does not involve mechanical disturbance of the surface including:

  prospecting using hand-held tools;
  geological and geochemical surveying;
  airborne and ground-based geophysical surveying, e.g. EM surveys;
  hand-trenching without the use of explosives; and
  the establishment of grid lines that do not require the felling of trees.

Exploration activities that we intend to carry out which are subject to the provisions of the Mining Act are as follows:

  drilling, trenching and excavating using machinery;
  disturbance of the ground by mechanical means; and
  blasting.

Compliance with these rules and regulations will require us to meet the minimum annual work requirements. It is not necessary to file documentation for a work permit prior to undertaking a surface work program in Ontario unless another party holds the surface rights over a staked claim or the general area has been designated as having special status; neither applies in the case of our optioned claim. Advanced exploration projects, defined as consisting of mainly underground exploration, require a work permit which is issued by the Ontario Ministry of Northern Development and Mines.

We are responsible to provide a safe working environment, to not disrupt archaeological sites and to conduct our activities to prevent unnecessary damage to the claim.

Environmental Law

In Ontario, environmental issues are the responsibility of the Ministry of the Environment which works in concert with the Ministry of Northern Development and Mines on environmental issues pertaining to mining and exploration. The legislation pertaining to the environment is referred to as the Environmental Protection Act and related Regulations. We anticipate no discharge of water into active streams, creeks, rivers, lakes or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and trenches will be recovered prior to retreating from the claim. No costs are anticipated in order to comply with any environmental laws and we do not anticipate having to modify the planned exploration work program to comply with the local environmental laws or regulations. In addition, all of the equipment to be employed on the project will be in compliance with environmental standards used and accepted by the industry and all of the employees on the site will have significant experience in the outdoors and will be cognizant of their responsibilities to the environment.

As the planned phase I work program involves minimal disturbance of the environment at this early stage of the exploration, we do not anticipate facing any costs nor expect to face problems complying with the environmental regulations.

We are in compliance with the foregoing regulations and will continue to comply in the future. We believe that compliance with the act will not adversely affect our future business operations. There are no permits or licences under any governmental laws or regulations that we will be required to obtain in order to complete the first phase of our exploration work program.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claim and Mr. Nicholas Carter, a recognized engineer and geologist, to manage the exploration program. Our only employees will be Brian C. Doutaz and James M. Hutchison, our senior officers and directors. Mr. Carter is not a consultant to Alton, rather he is the author of the geological report. However, it is our intention to enter into agreement to retain the services of Mr. Carter prior to commencement of the work program.

(b)      Investment Policies

As of the date of this registration statement, Alton does not have any policies regarding the types of investments described in SEC Regulation SB Item 102(b), investments or interests in real estate or real estate mortgages or securities of or interests in persons primarily engaged in real estate activities, because its business mainly concerns the exploration of mining properties with the objective to achieve commercial exploitation.

(c)      Description of Real Estate and Operating Data

Alton does not have any property the book value of which amounts to ten percent or more of its total assets.

Certain Relationships and Related Transactions

(a)      Transactions with Officers and Directors

In November, 2001 we issued a total of 5,000,000 shares of restricted common stock to Brian C. Doutaz, the senior officer and a director of Alton. The fair market value of the shares, $5,000, was paid in cash.

(b)      Transactions with Promoters

Mr. Brian C. Doutaz, our president, CEO and director can be considered as the promoter of Alton in consideration of his participation and managing of the business of Alton since its incorporation.

Mr. Doutaz subscribed for 5,000,000 restricted shares of common stock at a price of $0.001 for an aggregate consideration of $5,000 which was paid in cash in November, 2001. The sale of these shares will be governed by Rule 144 of the Securities Act of 1933. Mr. Doutaz does not receive any salary for his services to Alton. During the fiscal period September 06, 2001 (inception) to June 30, 2004, Mr. Doutaz was deemed to have been paid $3,750 for contributed administrative services and rent with a corresponding credit to additional paid-in capital by Alton for general administrative services as well as for rent.

In addition, in April, 2004, Mr. Doutaz loaned Alton the sum of $25,000 which is payable out of the proceeds of this registration statement; there is no interest payable on the loan and no other terms or conditions of repayment.

Market for Common Equity and Related Shareholder Matters

(a)      Market Information

There is no public market for Alton’s common stock.

Alton has issued 10,000,000 common shares since its inception on September 06, 2001, 5,000,000 of which are restricted shares, see “Certain Relationships and Related Transactions” above. There are no outstanding options or warrants or securities that are convertible into common shares.

No restricted shares are eligible for re-sale pursuant to Rule 144 under the Securities Act.

(b)      Holders

Alton had thirteen (13) holders of record for its common shares as of June 30, 2004.

(c)      Dividends

Alton has not paid any dividends since its incorporation and does not anticipate as of June 30, 2004 the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to finance exploration on our properties. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements and operating financial conditions.

(d)      Securities Authorized for Issuance Under Equity Compensation Plans

Alton does not have any compensation plan under which equity securities are authorized for issuance.

Executive Compensation

(a)      General

Mr. Doutaz is deemed to have received $3,750 in fiscal 2003 - 2004 from Alton for certain administrative services as contributed administrative services and rent with a corresponding credit to additional paid-in capital. No payments were made. Otherwise, Mr. Doutaz, our senior officer and director, has received no compensation for his time or services rendered to Alton and there are no plans to compensate him in the near future, unless and until we begin to realize revenues and become profitable in our business operations. The compensation discussion addressed all compensation awarded to, earned by, or paid to Alton’s named executive officers. The fair market value of the 5,000,000 shares of Alton issued to Mr. Doutaz in November, 2001 for cash consideration of $5,000 did not exceed the $0.001 per share that he paid for the shares.

(b)      Summary Compensation Table

SUMMARY COMPENSATION TABLE
Long Term Compensation
Annual Compensation					Awards		Payouts
Name & Principal Position	Year end June 30	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs	LTIP Payouts	All Other Compensation
Brian C. Doutaz President	2004 2003 2002	0 0 0	0 0 0	0 0 0	0 0 0	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Totals		0	0	0	0	Nil	Nil	Nil

(c)      Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(d)      Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

(e)      Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

(f)      Compensation of Directors

The members of the Board of Directors are not compensated by Alton for acting as such. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

(g)      Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are no employment or other contracts or arrangements with officers or directors other than those disclosed in this registration statement. There are no compensation plans or arrangements, including payments to be made by Alton, with respect to the officers, directors, employees or consultants of Alton that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants from Alton. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

Financial Statements

Our fiscal year end is June 30. We will provide audited financial statements to our shareholders on an annual basis, which statements will be prepared by an independent Certified Public Accountant.

Our audited financial statements from inception to June 30, 2004 immediately follow.

ALTON VENTURES, INC.
(An Exploration Stage Company)
Index to Financial Statements

Report of Independent Auditors

The Board of Directors and Shareholders
Alton Ventures, Inc.:

We have audited the accompanying balance sheet of Alton Ventures, Inc. as of June 30, 2004, and the related statements of operations, changes in shareholders' deficit, and cash flows for the years ended June 30, 2004 and 2003, and the period from September 6, 2001 (inception) through June 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alton Ventures, Inc. as of June 30, 2004, and the results of its operations and its cash flows for the years ended June 30, 2004 and 2003, and the period from September 6, 2001 (inception) through June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Honeck, P.C.
Denver, Colorado
July 30, 2004

ALTON VENTURES, INC.
(An Exploration Stage Company)
Balance Sheet

June 30, 2004

Assets
Current assets:
Cash	$22,849

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable and accrued liabilities	6,653
Indebtedness to related party (Note 2)	25,000
Total current liabilities	31,653

Shareholders' deficit (Notes 2 and 4):
Common stock, $.001 par value; 500,000,000 shares authorized,
10,000,000 shares issued and outstanding	10,000
Additional paid-in capital	3,750
Accumulated deficit	(22,371)
Cumulative translation adjustment	(183)
Total shareholders' deficit	(8,804)
$22,849

See accompanying notes to financial statements

ALTON VENTURES, INC.
(An Exploration Stage Company)
Statements of Operations

			September 6,
			2001
			(Inception)
	For the Years Ended		Through
	June 30,		June 30,
	2004	2003	2004
Expenses:
Contributed rent (Note 2)	$1,200	$1,200	$3,400
Contributed administrative support (Note 2)	100	50	350
Mineral interest acquisition costs (Note 3)	-	-	2,502
Professional fees	4,500	-	4,500
Travel, meals and business promotion	2,474	1,137	4,623
Office	2,080	843	3,847
Organization costs	-	-	1,500
Other	277	931	1,649
Total expenses	10,631	4,161	22,371
Loss before income taxes	(10,631)	(4,161)	(22,371)

Income tax provision (Note 5)	-	-	-

Net loss	$(10,631)	$(4,161)	$(22,371)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average
common shares outstanding	10,000,000	10,000,000

See accompanying notes to financial statements

ALTON VENTURES, INC.
(An Exploration Stage Company)
Statement of Changes in Shareholders' Deficit

					Cumulative
					Translation
					Adjustment
			Additional		Other
	Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Par Value	Capital	Deficit	Loss	Total
Balance at September 6, 2001 (inception)	-	$-	$-	$-	$-	$-

October 2001, common stock sold to an officer
($.001/share) (Note 2)	5,000,000	5,000	-	-	-	5,000
October 2001 through May 2002, common
stock sold in private placement offering
($.001/share) (Note 4)	5,000,000	5,000	-	-	-	5,000
Office space and administrative support
contributed by a director (Note 2)	-	-	1,200	-	-	1,200
Comprehensive loss:
Net loss, period ended June 30, 2002	-	-	-	(7,579)	-	(7,579)
Cumulative translation adjustment	-	-	-	-	(13)	(13)
Comprehensive loss	-	-	-	-	-	(7,592)

Balance at June 30, 2002	10,000,000	10,000	1,200	(7,579)	(13)	3,608

Office space and administrative support
contributed by a director (Note 2)	-	-	1,250	-	-	1,250
Comprehensive loss:
Net loss, year ended June 30, 2003	-	-	-	(4,161)	-	(4,161)
Cumulative translation adjustment	-	-	-	-	16	16
Comprehensive loss	-	-	-	-	-	(4,145)

Balance at June 30, 2003	10,000,000	10,000	2,450	(11,740)	3	713

Office space and administrative support
contributed by a director (Note 2)	-	-	1,300	-	-	1,300
Comprehensive loss:
Net loss, year ended June 30, 2004	-	-	-	(10,631)	-	(10,631)
Cumulative translation adjustment	-	-	-	-	(186)	(186)
Comprehensive loss	-	-	-	-	-	(10,817)

Balance at June 30, 2004	10,000,000	$10,000	$3,750	$(22,371)	$(183)	$(8,804)

See accompanying notes to financial statements

ALTON VENTURES, INC.
(An Exploration Stage Company)
Statements of Cash Flows

			September 6,
			2001
			(Inception)
	For the Years Ended		Through
	June 30,		June 30,
	2004	2003	2004
Cash flows from operating activities:
Net loss	$(10,631)	$(4,161)	$(22,371)
Adjustments to reconcile net loss to net cash
used in operating activities:
Office space and administrative support
contributed by a director (Note 2)	1,300	1,250	3,750
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	6,653	-	6,653
Net cash used in
operating activities	(2,678)	(2,911)	(11,968)

Cash flows from financing activities:
Proceeds from the sale of common stock	-	-	10,000
Proceeds from officer loan (Note 2)	25,000	-	25,000
Net cash provided by
financing activities	25,000	-	35,000

Effect of exchange rate changes on cash	(186)	16	(183)

Net change in cash	22,136	(2,895)	22,849

Cash, beginning of period	713	3,608	-

Cash, end of period	$22,849	$713	$22,849

Supplemental disclosure of cash flow information:
Income taxes	$-	$-	$-
Interest	$-	$-	$-

See accompanying notes to financial statements

ALTON VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

(1)            Summary of Significant Accounting Policies

Organization and Basis of Presentation
Alton Ventures, Inc. (the "Company") was incorporated in the state of Nevada on September 6, 2001 to engage in the acquisition, exploration and development of mineral properties. The Company is in the exploration stage in accordance with Industry Guide 7. On September 25, 2001, the Company entered into an option agreement to acquire 100 percent of the right, title and interest in a mineral claim located in Omineca Mining District, British Columbia, Canada. The Company made the first payment under the agreement in November 2001, but terminated the agreement on December 31, 2002 (see Note 3). On May 7, 2004, the Company entered into an option agreement to acquire 100 percent of the right, title, and interest in a mineral claim located in Thunder Bay Mining Division, Ontario, Canada (see Note 3). The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

The Company's significant operating losses raise substantial doubt about the ability to continue as a going concern. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, dependence upon strategic alliances, and the historical success rate of mineral exploration. Management's plan is to acquire interests in certain mining claims and explore for minerals.

The Company's future success is primarily dependent upon the existence of minerals on the property for which the Company owns an option to acquire claims. No minerals have yet been discovered on the property. The Company's success will also be dependent upon its ability to raise sufficient capital to fund its exploration program and, if minerals are discovered, to mine the discovery on a timely and cost-effective basis.

Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Functional Currency
The Company's functional currency is the Canadian dollar; however, the accompanying financial statements and footnotes refer to United States ("U.S.") dollars unless Canadian dollars are specifically designated with "CDN".

Cash and Cash Equivalents
The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at June 30, 2004.

Financial Instruments
At June 30, 2004, the fair value of the Company's financial instruments approximate their carrying value based on their terms and interest rates.

ALTON VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

Mineral Interests
Mineral interest acquisition costs include cash consideration and the estimated fair value of common shares issued for mineral properties, based on recent share issuances. Exploration and development expenditures are expensed in the period incurred until such time as the Company establishes the existence of commercial feasibility, at which time these costs will be deferred. Administrative expenditures are expensed in the period incurred.

Mineral interest acquisition costs and related interest and financing costs may be deferred until the property is placed into production, sold or abandoned. Mineral interest acquisition costs will be deferred only when and if proven and probable reserves have been found to exist. No proven or probable reserves are currently known to exist.

Any deferred costs will be amortized on a unit-of-production basis over the estimated proven and probable reserves of the property following commencement of commercial production or written off if the property is sold, allowed to lapse or abandoned.

On an on-going basis, the Company evaluates the status of its mineral properties based on results to date to determine the nature of exploration and development work that is warranted in the future. If there is little prospect of further work on a property being carried out, any deferred costs related to that property are written down to their estimated recoverable amount.

Impairment of Long-Lived Assets
The Company evaluates the carrying value of any long-lived assets under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Earnings (loss) per Common Share
The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalents. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. At June 30, 2004, there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

Income Taxes
The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign Currency Translation
The accounts of the Company's foreign operations have been translated into United States dollars. Assets and liabilities of those operations are translated in U.S. dollars using exchange rates as of the

ALTON VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

balance sheet date; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

Fiscal Year-end
The Company operates on a June 30 year-end.

(2)            Related Party Transactions

The Company's president contributed office space to the Company for all periods presented. The office space was valued at $100 per month based on the market rate in the local area and is included in the accompanying financial statements as contributed rent expense with a corresponding credit to additional paid-in capital.

The president contributed administrative services to the Company for all periods presented. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative services with a corresponding credit to additional paid-in capital.

During February 2004, the president advanced the Company $25,000 for working capital. The loan does not carry an interest rate and is due on demand. The balance owed the officer is included in the accompanying financial statements as "Indebtedness to related party".

In October 2001, the Company sold 5,000,000 shares of its restricted common stock to its president for $5,000 ($.001/share).

(3)            Option Agreements on Mineral Interests

Omineca Option Agreement
On September 25, 2001, the Company entered into an option agreement to acquire 100 percent of the right, title and interest in a mineral claim located in the Omineca Mining District, British Columbia, Canada. Under the terms of the Option Agreement, the Company was required to:

A.	Make option cash payments and exploration expenditures as follows:

Cash		Exploration
Payments		Expenditures		Due Date
CDN	$4,000.00	CDN	$-	Paid in Novenmber 2001

CDN	$-	CDN	$41,000.00	August 31, 2002

CDN	$100,000.00	CDN	$-	January 1, 2003

CDN	$-	CDN	$100,000.00	August 31, 2003

B.	Make annual payments of CDN$100,000, commencing January 1, 2004, as long as the Company held any interest in the claim.

In addition to the above terms, the optionor was to retain a four percent net smelter royalty.

ALTON VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

Effective December 31, 2002, the parties terminated the agreement after the Company had made only the first payment under the terms of the agreement.

Thunder Bay Option Agreement
On May 7, 2004, the Company entered into an option agreement to acquire 100 percent of the right, title and interest in a mineral claim located in the Thunder Bay Mining District, Ontario, Canada. Under the terms of the Option Agreement, the Company is required to:

A.	Make option cash payments and exploration expenditures as follows:

Cash		Exploration
Payments		Expenditures		Due Date
CDN	$-	CDN	$25,000.00	June 30, 2005

CDN	$-	CDN	$50,000.00	June 30, 2006

CDN	$-	CDN	$100,000.00	June 30, 2007

CDN	$50,000.00	CDN	$-	January 1, 2008

B.	Make advance royalty payments of CDN$50,000 per year, commencing January 1, 2009, as long as the Company holds any interest in the claim.

In addition to the above terms, the optionor will retain a four percent net smelter royalty.

(4)            Shareholders' Equity

Between October 2001 and May 2002, the Company offered for sale 5,000,000 shares at of its common stock at a price of $0.001 per share. The Company closed the offering after selling all 5,000,000 shares for gross proceeds of $5,000. The offering was made in reliance on an exemption from registration of a trade in the United States under Rule 504 of Regulation D of the United States Securities Act of 1933, as amended.

(5)            Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	June 30 ,
	2004	2003
U.S. statutor y federal rate	15.00%	15.00%
Contributed rent and services	-1.83%	-4.51%
Net operating loss for which no tax
benefit is currentl y available	-13.17%	-10.49%
	0.00%	0.00%

At June 30, 2004, deferred tax assets consisted of a net tax asset of $2,794, due to operating loss carryforwards of $18,621, which was fully allowed for, in the valuation allowance of $2,794. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The

ALTON VENTURES, INC.
(An Exploration Stage Company)
Notes to Financial Statements

change in the valuation allowance for the years ended June 30, 2004 and 2003, and from September 6, 2001 (inception) through June 30, 2002 totaled $1,400, $437 and $957, respectively. The current tax benefit for the years ended June 30, 2004 and 2003, and from September 6, 2001 (inception) through June 30, 2002 also totaled $1,400, $437 and $957, respectively. The net operating loss carryforward expires through the year 2024.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Cordovano & Honeck, Certified Public Accountants, from their Denver, Colorado office, are our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

Part II. Information Not Required in the Prospectus

Other Expenses of Issuance and Distribution

The estimated expenses of the offering, whether or not all shares are sold, all of which are to be paid by the registrant, are as follows:

Transfer agent fees	$1,500.00
SEC and EDGAR filing fee	200.00
Printing expenses	1,800.00
Legal fees and expenses	7,000.00
Accounting fees and expenses	4,000.00
Blue Sky fees & expenses	4,000.00
Contingency & miscellaneous expenses	1,500.00
TOTAL	$20,000.00

Recent Sales of Unregistered Securities

(a)      Prior sales of common shares

Alton is authorized to issue up to 500,000,000 shares of common stock with a par value of $0.001. As of June 30, 2004, we had issued 10,000,000 common shares for total consideration of $10,000 to a total of thirteen (13) registered shareholders all of whom are resident outside the United States. There are no United States shareholders of record who own shares in Alton.

Alton is not listed for trading on any securities exchange in the United States, and there has been no active market in the United States or elsewhere for the common shares.

During the past three years, Alton has sold the following securities which were not registered under the Securities Act of 1933, as amended:

November 15, 2001

We issued 5,000,000 shares of common stock at a price of $0.001 per share through a Section 4(2) exemption on November 15, 2001 for cash consideration of $5,000 to an officer and director.

Name and Address	Date	Shares	Consideration
Brian C. Doutaz 12880 Railway Ave., No. 35 Richmond, B.C. V3X 3G8	Nov. 15, 2001	5,000,000	$5,000 cash

We issued the foregoing restricted shares of common stock to Mr. Doutaz pursuant to Section 4(2) of the Securities Act of 1933. Mr. Doutaz is a sophisticated investor, an officer and director of Alton, and was in possession of all material information relating to Alton. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

November 15, 2001

We issued 5,000,000 shares of common stock at a price of $0.001 per share through a Regulation S offering in October, 2001 for cash consideration of $5,000 such shares being issued on November 15, 2001 to twelve(12) arms-length individuals or corporations.

Name and address of shareholder	Date	Shares	Consideration
Creative Pro-Gram Holdings Ltd. Box 24140 APO, 5000 Miller Road, Richmond, B.C. V7B 1Y3 Owner: Wellington Charles	November 15, 2001	500,000	$500 Cash
Lisa Cue 1122 Carnaby Place N. Vancouver, B.C. V7H 2A1	November 15, 2001	300,000	$300 Cash
Ian Jackson 9 – 15151 Buena Vista Ave. White Rock, B.C. V4B 1Y2	November 15, 2001	400,000	$400 Cash
Betty Lovelock 1041 Kilmer Road, N. Vancouver, B.C. V7K 1P7	November 15, 2001	300,000	$300 Cash
Jacqueline Lovelock 101 – 226 E. 15th Street, N. Vancouver, B.C. V7L 2R3	November 15, 2001	300,000	$300 Cash
J. E. Lovelock, 8331 – 13th Avenue, Burnaby, B.C. V3N 2G8	November 15, 2001	400,000	$400 Cash
Ridgeback Developments Ltd. P.O. Box 24140 APO, 5000 Miller Road, Richmond, B.C. V7B 1Y3 Owner: Colin T. McGlinn	November 15, 2001	400,000	$400 Cash
Diane McGlinn 4 – 6250 – 48A Avenue, Delta, B.C. V4K 4W4	November 15, 2001	500,000	$500 Cash

Donna J. Rigney 356 Taylor Way, W. Vancouver, B.C. V7T 2Y2	November 15, 2001	500,000	$500 Cash
FJR Resources Ltd. 1408 – 1066 Alberni St., Vancouver, B.C. V6E 4K2 Owner: Frank J. Rigney	November 15, 2001	500,000	$500 Cash
Ryan Investments Ltd. 7929 – 120th Street, Delta, B.C. V4C 6P6 Owner: Sylvia E. Williams	November 15, 2001	500,000	$500 Cash
Gerald W. Williams 5728 – 125A Street, Surrey, B.C. V3X 6G8	November 15, 2001	400,000	$400 Cash

We issued the foregoing restricted shares of common stock to the above named twelve (12) individuals pursuant to Regulation S of the Securities Act of 1933. None of the above are deemed to be accredited investors and each was in possession of all material information relating to Alton. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

All of the above investors are normally resident outside of the United States; the transaction took place outside the U.S.; no directed selling efforts were made in the U.S. by Alton, any distributor, any affiliate or any person acting on behalf of the foregoing; the securities were offered and sold in a foreign (Canada) directed offering to residents thereof and in accordance with the rules and regulations of the B.C. Securities Commission.

(b)      Use of proceeds

We have spent a portion of the proceeds of the above private placements to pay for costs associated with this registration statement and we expect the balance of the proceeds will be mainly applied to further costs of this prospectus and administrative costs.

We shall report the use of proceeds on our first periodic report filed pursuant to sections 13(a) and 15(d) of the Exchange Act after the effective date of this registration statement and thereafter on each of our subsequent periodic reports through the later of the disclosure of the application of the offering proceeds or disclosure of the termination of this offering.

Exhibits

(a)      Exhibits

The following Exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1	Articles of Incorporation
3.2	Bylaws of Alton Ventures, Inc.
4.1	Specimen Stock Certificate
5.1	Opinion of Jeffrey A. Nichols regarding the legality of the securities being registered
10.1	Option To Purchase And Royalty Agreement
23.1	Consent of Cordovano & Honeck, P.C. Certified Public Accountants
23.2	Consent of N.C. Carter, Ph.D., P. Eng.
99.1	Subscription Agreement

(b)      Description of Exhibits

Exhibit 3.1

Articles of Incorporation of Alton Ventures, Inc. dated September 04, 2001.

Exhibit 3.2

Bylaws of Alton Ventures, Inc.

Exhibit 4.1

Specimen Stock Certificate issued by Pacific Stock Transfer Company.

Exhibit 5.1

Opinion of Jeffrey A. Nichols, Attorney and Counselor At Law, 388 Market Street, Suite 500, San Francisco, California, 94111 dated July 26, 2004 regarding the legality of the securities being registered in this registration statement.

Exhibit 10.1

Option To Purchase And Royalty Agreement between Alton Ventures, Inc. and Richard T. Heard of Vancouver, B.C., dated May 07, 2004 to acquire a 100% interest in the Maun Lake Property, Thunder Bay Mining Division, Ontario.

Exhibit 23.1

Consent of Cordovano & Honeck, P.C., Certified Public Accountants of 201 Steele Street, Suite 300, Denver, Colorado 80206 dated August 02, 2004 regarding the use in this registration statement of their report of the auditors and financial statements of Alton Ventures, Inc. dated July 30, 2004 for the period ending June 30, 2004.

Exhibit 23.2

Consent of N. C. Carter, Ph.D., P. Eng, dated May 15, 2004 to the use in this registration statement of his Geological Report on the Maun Lake Property dated July 17, 2003.

Exhibit 99.1

Subscription Agreement

Undertakings

Presently the directors and officers of Alton are not covered by liability insurance. However, Alton’s Articles of Incorporation state that the Corporation may indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada. No other statute, charter provision, by-law, contract or other arrangement to insure or indemnify a controlling person, director or officer of Alton exists which would affect his liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered, if the total dollar value of securities offered would not exceed that which is registered, any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form SB-2 and authorized this registration statement and has duly caused this Form SB-2 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia, on this 6th day of August, 2004.

Alton Ventures, Inc.

BY: /s/ “Brian C. Doutaz”
Brian C. Doutaz, President

Know all men by these present, that each person whose signature appears below constitutes and appoints Brian C. Doutaz, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ “Brian C. Doutaz”	President, Chief Executive Officer (Principal Executive Officer) and a member of the Board of Directors	August 06, 2004
/s/ “James M. Hutchison”	Treasurer, Secretary, Chief Financial Officer (Principal Financial and Accounting Officer) and a member of the Board of Directors	August 06, 2004